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                                  Exhibit 10.6

                      NON-EMPLOYEE DIRECTORS' COMPENSATION

      Each non-employee director of Forrester Research, Inc. receives an annual retainer of $10,000, payable quarterly in arrears, and members of the Audit Committee of the Board of Directors receive $1,500 for each meeting they attend, with the Chairman of the Audit Committee receiving an additional $5,000 per year. In addition, members of the Board of Directors are reimbursed for expenses incurred in attending any meeting of the Board of Directors or a Committee thereof.

      Under the Amended and Restated 1996 Stock Option Plan for Non-Employee Directors, following each annual meeting of stockholders, each non-employee director receives an option to purchase 12,500 shares of common stock at an exercise price equal to the fair market value on that date. These options vest in four equal annual installments on the first, second, third and fourth anniversary of the grant date. Each newly elected, non-employee director receives an option to purchase 6,000 shares of common stock at an exercise price equal to the fair market value on the date he or she is first elected as a director. These options also vest in four equal annual installments, with the first installment vested on the date of grant.